Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
January 26, 2024	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the Fourth Quarter and Year of 2023

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the fourth quarter of 2023 of $79.4 million, or $0.59 per diluted share. Fourth quarter of 2023 results produced annualized returns on average assets, average equity and average tangible equity, a non-GAAP measure, of 1.08%, 6.70% and 11.27%, respectively. Earnings for the year of 2023 were $366.3 million, or $2.71 per diluted share, and returns on average assets, average equity and average tangible equity were 1.25%, 7.87% and 13.33%, respectively, for the year of 2023.

The fourth quarter of 2023 included approximately $12.0 million of noninterest expense for the Federal Deposit Insurance Corporation’s (“FDIC”) special assessment levied on banking organizations to recover losses to the Deposit Insurance Fund.

“We closed the year with another excellent quarter,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “We saw loan growth, deposit growth, margin expansion, and strong asset quality metrics and capital levels. I’m proud of what we accomplished in the quarter and for the full year of 2023.”

Earnings for the third quarter of 2023 were $96.2 million, or $0.71 per diluted share, and annualized returns on average assets, average equity and average tangible equity for the third quarter of 2023 were 1.31%, 8.14% and 13.71%, respectively. Earnings for the fourth quarter of 2022 were $99.8 million, or $0.74 per diluted share, and annualized returns on average assets, average equity and average tangible equity were 1.36%, 8.80% and 15.28%, respectively, for the fourth quarter of 2022. Earnings for the year of 2022 were $379.6 million, or $2.80 per diluted share, and returns on average assets, average equity and average tangible equity were 1.31%, 8.25% and 14.11%, respectively, for the year of 2022.

United Bankshares, Inc. Announces…

January 26, 2024

Page Two

Fourth quarter of 2023 compared to the third quarter of 2023

Net interest income for the fourth quarter of 2023 increased $1.2 million, or 1%, from the third quarter of 2023. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the fourth quarter of 2023 also increased $1.2 million, or 1%, from the third quarter of 2023. The increase in net interest income and tax-equivalent net interest income was primarily due to organic loan growth and a higher yield on net loans and loans held for sale partially offset by higher interest expense driven by the impact of deposit rate repricing. Average net loans and loans held for sale increased $313.9 million, or 6% on an annualized basis, from the third quarter of 2023. The yield on average net loans and loans held for sale increased 15 basis points to 6.07% for the fourth quarter of 2023. The yield on average interest-bearing deposits increased 25 basis points to 2.95% for the fourth quarter of 2023. The net interest margin of 3.55% for the fourth quarter of 2023 was an increase of 1 basis point from the net interest margin of 3.54% for the third quarter of 2023.

The provision for credit losses was $6.9 million for the fourth quarter of 2023 as compared to $5.9 million for the third quarter of 2023. The higher amount of provision expense for the fourth quarter of 2023 as compared to the third quarter of 2023 was mainly due to the impact of reasonable and supportable forecasts of future macroeconomic conditions and loan growth.

Noninterest income for the fourth quarter of 2023 was flat from the third quarter of 2023, increasing $14 thousand, or less than 1%. Other noninterest income increased $3.1 million to $5.2 million for the fourth quarter of 2023 driven by a $2.7 million gain from the payoff of a fixed rate commercial loan that had an associated interest rate swap derivative. Mostly offsetting the increase in other noninterest income was a $2.8 million decrease in income from mortgage banking activities primarily due to a lower quarter-end valuation of our mortgage derivatives and a lower margin on loans sold.

Noninterest expense for the fourth quarter of 2023 increased $17.1 million, or 13%, from the third quarter of 2023. The increase in noninterest expense was primarily due to the $12.0 million FDIC special assessment and increases of $5.4 million in other noninterest expense and $3.9 million in the expense for the reserve for unfunded loan commitments. These increases in noninterest expense were partially offset by decreases of $3.2 million in employee benefits and $1.2 million in employee compensation. The increase in other noninterest expense was driven by an increase of $2.4 million of tax credit investment amortization, an increase of $1.9 million of expense related to community development lending programs and $1.3 million related to trade name intangible impairments. The decrease in employee benefits was primarily due to lower postretirement benefit costs, lower health insurance costs and lower Federal Insurance Contributions Act (“FICA”) costs. The decrease in employee compensation was primarily due to lower headcount.

Income tax expense was $24.8 million for both the fourth and third quarters of 2023. United’s effective tax rate was 23.8% and 20.5% for the fourth quarter of 2023 and third quarter of 2023, respectively. The higher effective tax rate was primarily driven by the impact of provision to return adjustments in the fourth quarter of 2023.

United Bankshares, Inc. Announces…

January 26, 2024

Page Three

Fourth quarter of 2023 compared to the fourth quarter of 2022

Earnings for the fourth quarter of 2023 were $79.4 million, or $0.59 per diluted share, as compared to earnings of $99.8 million, or $0.74 per diluted share, for the fourth quarter of 2022.

Net interest income for the fourth quarter of 2023 decreased $19.7 million, or 8%, from the fourth quarter of 2022. Tax-equivalent net interest income for the fourth quarter of 2023 decreased $20.0 million, or 8%, from the fourth quarter of 2022. The decrease in net interest income and tax-equivalent net interest income was primarily due to higher interest expense driven by deposit rate repricing partially offset by the impact of rising market interest rates on earning assets and organic loan growth. The average cost of funds increased 170 basis points from the fourth quarter of 2022 to 3.07% driven by an increase in the yield on average interest-bearing deposits of 179 basis points. The yield on average earning assets increased 91 basis points from the fourth quarter of 2022 to 5.68% driven by increases in the yield on average net loans and loans held for sale of 89 basis points and in the yield on average investment securities of 64 basis points. Average net loans and loans held for sale increased $903.6 million, or 4%, from the fourth quarter of 2022. The net interest margin of 3.55% for the fourth quarter of 2023 was a decrease of 32 basis points from the net interest margin of 3.87% for the fourth quarter of 2022.

The provision for credit losses was $6.9 million for the fourth quarter of 2023 as compared to $16.4 million for the fourth quarter of 2022.

Noninterest income for the fourth quarter of 2023 was $33.7 million, an increase of $2.8 million, or 9%, from the fourth quarter of 2022 driven by an increase of $2.7 million in other noninterest income and smaller increases in most other categories of noninterest income. The increase in other noninterest income was primarily due to the $2.7 million gain from the payoff of a fixed rate commercial loan that had an associated interest rate swap derivative during the fourth quarter of 2023. This increase in noninterest income was partially offset by a $1.4 million decrease in mortgage loan servicing income due to lower mortgage servicing rights (“MSRs”) balances after the sale of MSRs during the second quarter of 2023.

Noninterest expense for the fourth quarter of 2023 was $152.3 million, an increase of $14.7 million, or 11% from the fourth quarter of 2022 primarily due to increases of $13.4 million in FDIC insurance expense and $8.6 million in other noninterest expense partially offset by a decrease of $5.6 million in the expense for the reserve for unfunded loan commitments. The increase in FDIC insurance expense was due to the $12.0 million special assessment recognized in the fourth quarter of 2023 and a higher overall assessment rate for the fourth quarter of 2023. Other noninterest expense for the fourth quarter of 2022 was reduced by a $3.9 million partial recovery of a prior period litigation accrual. The remainder of the increase in other noninterest expense was driven by an increase of $2.2 million of tax credit amortization, $1.3 million related to trade name intangible impairments and an increase of $1.0 million of expense related to community development lending programs. The decrease in the expense for the reserve for unfunded loan commitments was driven by a decrease in the outstanding balance of loan commitments.

United Bankshares, Inc. Announces…

January 26, 2024

Page Four

For the fourth quarter of 2023, income tax expense was $24.8 million as compared to $26.6 million for the fourth quarter of 2022. The decrease of $1.8 million was due to lower earnings partially offset by a higher effective tax rate. United’s effective tax rate was 23.8% and 21.1% for the fourth quarter of 2023 and fourth quarter of 2022, respectively. The higher effective tax rate for the fourth quarter of 2023 was primarily driven by the impact of provision to return adjustments.

Year of 2023 compared to the Year of 2022

Earnings for the year of 2023 were $366.3 million, or $2.71 per diluted share, as compared to earnings of $379.6 million, or $2.80 per diluted share, for the year of 2022.

Net interest income for the year of 2023 increased $23.5 million, or 3%, from the year of 2022. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the year of 2023 increased $23.0 million, or 3%, from the year of 2022. The increase in net interest income and tax-equivalent net interest income was primarily due to the impact of rising market interest rates on earning assets, organic loan growth and a change in the asset mix to higher earning assets. These increases were partially offset by higher interest expense primarily driven by deposit rate repricing, lower income from Paycheck Protection Program (“PPP”) loan fees and lower acquired loan accretion income. The yield on average earning assets increased 150 basis points from the year of 2022 to 5.41% driven by increases in the yield on average net loans and loans held for sale of 131 basis points and in the yield on average investments securities of 110 basis points. Average earning assets for the year of 2023 increased $271.0 million, or 1%, from the year of 2022 due to a $1.5 billion increase in average net loans and loans held for sale partially offset by a $697.0 million decrease in average short-term investments and a $522.5 million decrease in average investment securities. The average cost of funds increased 205 basis points from the year of 2022 to 2.69% driven by an increase in the yield on average interest-bearing deposits of 196 basis points. Net PPP loan fee income decreased $9.2 million from the year of 2022. Acquired loan accretion income was $11.5 million and $18.3 million for the years of 2023 and 2022, respectively, a decrease of $6.8 million. The net interest margin of 3.56% for the year of 2023 was an increase of 6 basis points from the net interest margin of 3.50% for the year of 2022.

The provision for credit losses was $31.2 million for the year of 2023 as compared to $18.8 million for the year of 2022. The higher amount of provision expense for the year of 2023 as compared to the year of 2022 was mainly due to the impact of qualitative adjustments, reasonable and supportable forecasts of future macroeconomic conditions and loan growth.

Noninterest income for the year of 2023 was $135.3 million, which was a decrease of $18.0 million, or 12%, from the year of 2022. Income from mortgage banking activities decreased $16.1 million from the year of 2022 mainly due to lower mortgage loan origination and sale volume and a lower margin on loans sold. Additionally, net losses on investment securities were $7.6 million for the year of 2023 as compared to net gains on investment securities of $776 thousand for the year of 2022 mainly driven by a $7.2 million loss on the sale of available for sale (“AFS”) investment securities in the second quarter of 2023. The decrease in noninterest income was partially offset by a $4.5 million increase in mortgage loan servicing income mainly driven by an $8.1 million gain on sale of MSRs in the second quarter of 2023 partially offset by lower MSR balances after the sale. Other noninterest income increased $3.7 million to $11.1 million for the year of 2023 driven by the aforementioned $2.7 million gain from the payoff of a fixed rate commercial loan that had an associated interest rate swap derivative.

United Bankshares, Inc. Announces…

January 26, 2024

Page Five

Noninterest expense for the year of 2023 was $560.2 million, an increase of $5.1 million, or 1%, from the year of 2022 driven by increases of $18.4 million in FDIC insurance expense and $14.5 million in other noninterest expense partially offset by decreases of $16.2 million in the expense for the reserve for unfunded loan commitments and $11.6 million in employee compensation. The increase in FDIC insurance expense was due to the $12.0 million special assessment recognized in the fourth quarter of 2023 and a higher overall assessment rate for 2023. The increase in other noninterest expense was driven by an increase of $2.6 million of expense related to community development lending programs, an increase of $1.7 million of tax credit investment amortization, $1.3 million related to trade name intangible impairments and by higher amounts of certain general operating expenses. The decrease in employee compensation was primarily due to lower employee commissions and incentives related to mortgage banking production.

For the year of 2023, income tax expense was $97.5 million as compared to $96.2 million for the year of 2022 primarily due to a higher effective tax rate partially offset by lower earnings. United’s effective tax rate was 21.0% and 20.2% for the years of 2023 and 2022, respectively.

Credit Quality

United’s asset quality continues to be sound. At December 31, 2023, non-performing loans were $45.5 million, or 0.21% of loans & leases, net of unearned income. Total non-performing assets were $48.1 million, including OREO of $2.6 million, or 0.16% of total assets at December 31, 2023. At December 31, 2022, non-performing loans were $58.6 million, or 0.29% of loans & leases, net of unearned income. Total non-performing assets were $60.7 million, including OREO of $2.1 million, or 0.21% of total assets at December 31, 2022.

On January 1, 2023, United adopted ASU 2022-02, “Troubled Debt Restructurings and Vintage Disclosures” which eliminated the accounting guidance on troubled debt restructurings and enhanced creditors’ disclosure requirements related to loan refinancings and restructurings for borrowers experiencing financial difficulty. After the adoption of ASU 2022-02, United no longer considers accruing restructured loans that are fewer than 90 days past due as non-performing loans or non-performing assets. December 31, 2022 non-performing loans and non-performing assets included $9.1 million of troubled debt restructurings that were on accruing status and fewer than 90 days past due but classified as non-performing loans and non-performing assets. Restructured loans that are on non-accrual or 90-day past due are included in the respective non-performing loan and non-performing asset categories for periods subsequent to adoption.

As of December 31, 2023, the allowance for loan & lease losses was $259.2 million, or 1.21% of loans & leases, net of unearned income, as compared to $234.7 million, or 1.14% of loans & leases, net of unearned income, at December 31, 2022. Net charge-offs were $2.5 million for the fourth quarter of 2023 compared to $1.2 million for the fourth quarter of 2022. Net charge-offs were $6.7 million for the year of 2023 compared to $101 thousand for the year of 2022. Annualized net charge-offs as a percentage of average loans & leases, net of unearned income were 0.05% and 0.02% for the fourth quarter of 2023 and 2022, respectively. Net charge-offs as a percentage of average loans & leases, net of unearned income were 0.03% and zero for the year of 2023 and 2022, respectively. Net charge-offs were $1.8 million for the third quarter of 2023.

United Bankshares, Inc. Announces…

January 26, 2024

Page Six

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.4% at December 31, 2023, while estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 13.1%, 13.1% and 11.4%, respectively. The December 31, 2023 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the year of 2022, United repurchased, under a previously announced stock repurchase plan, approximately 2.3 million shares of its common stock at an average price per share of $34.69. United did not repurchase any shares of its common stock during 2023.

About United Bankshares, Inc.

As of December 31, 2023, United had consolidated assets of approximately $29.9 billion. United is the parent company of United Bank which comprises nearly 250 offices in Virginia, Maryland, Washington, D.C., North Carolina, South Carolina, Georgia, Pennsylvania, West Virginia, and Ohio. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces…

January 26, 2024

Page Seven

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its December 31, 2023 consolidated financial statements on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2023 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic on United, its colleagues, the communities United serves, and the domestic and global economy; uncertainty in U.S. fiscal and monetary policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets, interest rate, securities market and monetary supply fluctuations; increasing rates of inflation and slower growth rates; reform of LIBOR; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those involving the Federal Reserve, FDIC, and CFPB; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; competition; changes in legislation or regulatory requirements; and the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Year Ended
	December 2023	December 2022	September 2023	December 2023	December 2022
EARNINGS SUMMARY:
Interest income	$369,175	$307,741	$356,910	$1,401,320	$1,001,990
Interest expense	139,485	58,337	128,457	481,396	105,559

Net interest income	229,690	249,404	228,453	919,924	896,431
Provision for credit losses	6,875	16,368	5,948	31,153	18,822
Noninterest income	33,675	30,879	33,661	135,258	153,261
Noninterest expense	152,287	137,542	135,230	560,224	555,087

Income before income taxes	104,203	126,373	120,936	463,805	475,783
Income taxes	24,813	26,608	24,779	97,492	96,156

Net income	$79,390	$99,765	$96,157	$366,313	$379,627

PER COMMON SHARE:
Net income:
Basic	$0.59	$0.74	$0.71	$2.72	$2.81
Diluted	0.59	0.74	0.71	2.71	2.80
Cash dividends	$0.37	$0.36	0.36	1.45	1.44
Book value			34.45	35.36	33.52
Closing market price			$27.59	$37.55	$40.49
Common shares outstanding:
Actual at period end, net of treasury shares			134,933,015	134,949,063	134,745,122
Weighted average-basic	134,691,360	134,267,532	134,685,041	134,505,058	134,776,241
Weighted average-diluted	134,984,970	134,799,436	134,887,776	134,753,820	135,117,512
FINANCIAL RATIOS:
Return on average assets	1.08%	1.36%	1.31%	1.25%	1.31%
Return on average shareholders’ equity	6.70%	8.80%	8.14%	7.87%	8.25%
Return on average tangible equity (non-GAAP)(1)	11.27%	15.28%	13.71%	13.33%	14.11%
Average equity to average assets	16.11%	15.45%	16.12%	15.89%	15.83%
Net interest margin	3.55%	3.87%	3.54%	3.56%	3.50%

		December 31 2023	December 31 2022	September 30 2023	June 30 2023
PERIOD END BALANCES:
Assets		$29,926,482	$29,489,380	$29,224,794	$29,694,651
Earning assets		26,623,652	26,135,400	25,883,462	26,335,600
Loans & leases, net of unearned income		21,359,084	20,558,166	21,097,883	20,764,291
Loans held for sale		56,261	56,879	59,614	91,296
Investment securities		4,125,754	4,872,604	4,066,299	4,342,714
Total deposits		22,819,319	22,303,166	22,676,854	22,369,753
Shareholders’ equity		4,771,240	4,516,193	4,648,878	4,637,043

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income	Three Months Ended					Year Ended
	December 2023	December 2022	September 2023	June 2023	March 2023	December 2023	December 2022
Interest & Loan Fees Income (GAAP)	$369,175	$307,741	$356,910	$345,932	$329,303	$1,401,320	$1,001,990
Tax equivalent adjustment	866	1,149	869	1,144	1,135	4,014	4,467

Interest & Fees Income (FTE) (non-GAAP)	370,041	308,890	357,779	347,076	330,438	1,405,334	1,006,457
Interest Expense	139,485	58,337	128,457	118,471	94,983	481,396	105,559

Net Interest Income (FTE) (non-GAAP)	230,556	250,553	229,322	228,605	235,455	923,938	900,898
Provision for Credit Losses	6,875	16,368	5,948	11,440	6,890	31,153	18,822
Noninterest Income:
Fees from trust services	4,508	4,411	4,514	4,516	4,780	18,318	17,216
Fees from brokerage services	4,360	3,729	4,433	3,918	4,200	16,911	16,412
Fees from deposit services	9,107	9,510	9,282	9,325	9,362	37,076	40,557
Bankcard fees and merchant discounts	1,923	1,673	1,676	1,707	1,707	7,013	6,580
Other charges, commissions, and fees	924	805	850	949	1,138	3,861	3,267
Income from bank-owned life insurance	1,855	1,402	2,562	2,022	1,891	8,330	9,188
Income from mortgage banking activities	4,746	4,620	7,556	7,907	6,384	26,593	42,690
Mortgage loan servicing income	783	2,218	846	9,841	2,276	13,746	9,235
Net gains (losses) on investment securities	276	51	(181)	(7,336)	(405)	(7,646)	776
Other noninterest income	5,193	2,460	2,123	2,329	1,411	11,056	7,340

Total Noninterest Income	33,675	30,879	33,661	35,178	32,744	135,258	153,261

Noninterest Expense:
Employee compensation	57,829	57,537	59,064	58,502	55,414	230,809	242,408
Employee benefits	9,771	10,296	12,926	12,236	13,435	48,368	45,944
Net occupancy	11,690	11,455	11,494	11,409	11,833	46,426	45,129
Data processing	7,261	7,463	7,405	7,256	7,473	29,395	29,997
Amortization of intangibles	1,279	1,379	1,279	1,279	1,279	5,116	5,516
OREO expense	188	202	185	315	667	1,355	2,138
Net (gains) losses on the sale of OREO properties	(126)	1,062	93	16	(43)	(60)	700
Equipment expense	7,539	6,868	7,170	8,026	6,996	29,731	29,320
FDIC insurance expense	16,621	3,248	4,598	4,570	4,587	30,376	11,988
Mortgage loan servicing expense and impairment	962	1,826	1,051	1,699	1,884	5,596	7,099
Expense for the reserve for unfunded loan commitments	940	6,492	(3,002)	(2,021)	2,600	(1,483)	14,747
Other noninterest expense	38,333	29,714	32,967	32,001	31,294	134,595	120,101

Total Noninterest Expense	152,287	137,542	135,230	135,288	137,419	560,224	555,087

Income Before Income Taxes (FTE) (non-GAAP)	105,069	127,522	121,805	117,055	123,890	467,819	480,250
Tax equivalent adjustment	866	1,149	869	1,144	1,135	4,014	4,467

Income Before Income Taxes (GAAP)	104,203	126,373	120,936	115,911	122,755	463,805	475,783
Taxes	24,813	26,608	24,779	23,452	24,448	97,492	96,156

Net Income	$79,390	$99,765	$96,157	$92,459	$98,307	$366,313	$379,627

MEMO: Effective Tax Rate	23.81%	21.06%	20.49%	20.23%	19.92%	21.02%	20.21%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets
	December 2023 Q-T-D Average	December 2022 Q-T-D Average	December 31 2023	December 31 2022	September 30 2023
Cash & Cash Equivalents	$1,073,118	$1,053,162	$1,598,943	$1,176,652	$1,184,054
Securities Available for Sale	3,710,447	4,590,452	3,786,377	4,541,925	3,749,357
Less: Allowance for credit losses	0	0	0	0	0

Net available for sale securities	3,710,447	4,590,452	3,786,377	4,541,925	3,749,357
Securities Held to Maturity	1,020	1,020	1,020	1,020	1,020
Less: Allowance for credit losses	(18)	(19)	(17)	(18)	(18)

Net held to maturity securities	1,002	1,001	1,003	1,002	1,002
Equity Securities	8,598	7,305	8,945	7,629	8,548
Other Investment Securities	311,922	286,253	329,429	322,048	307,392

Total Securities	4,031,969	4,885,011	4,125,754	4,872,604	4,066,299

Total Cash and Securities	5,105,087	5,938,173	5,724,697	6,049,256	5,250,353

Loans held for sale	53,499	56,849	56,261	56,879	59,614
Commercial Loans & Leases	15,510,282	14,830,629	15,535,204	14,986,117	15,416,232
Mortgage Loans	4,576,046	4,045,587	4,728,374	4,158,226	4,519,845
Consumer Loans	1,156,339	1,430,837	1,109,607	1,435,820	1,178,898

Gross Loans	21,242,667	20,307,053	21,373,185	20,580,163	21,114,975
Unearned income	(16,722)	(23,110)	(14,101)	(21,997)	(17,092)

Loans & Leases, net of unearned income	21,225,945	20,283,943	21,359,084	20,558,166	21,097,883
Allowance for Loan & Lease Losses	(255,032)	(219,933)	(259,237)	(234,746)	(254,886)

Net Loans	20,970,913	20,064,010	21,099,847	20,323,420	20,842,997
Mortgage Servicing Rights	4,573	21,590	4,554	21,022	4,616
Goodwill	1,888,889	1,888,889	1,888,889	1,888,889	1,888,889
Other Intangibles	14,569	19,767	12,505	18,897	15,060
Operating Lease Right-of-Use Asset	80,622	72,666	86,986	71,144	80,259
Other Real Estate Owned	2,885	10,003	2,615	2,052	3,181
Bank-Owned Life Insurance	484,987	478,516	486,895	480,184	485,386
Other Assets	558,122	558,901	563,233	577,637	594,439

Total Assets	$29,164,146	$29,109,364	$29,926,482	$29,489,380	$29,224,794

MEMO: Interest-earning Assets	$25,875,812	$25,742,282	$26,623,652	$26,135,400	$25,883,462

Interest-bearing Deposits	$16,414,152	$15,166,408	$16,670,239	$15,103,488	$16,423,511
Noninterest-bearing Deposits	6,175,309	7,507,329	6,149,080	7,199,678	6,253,343

Total Deposits	22,589,461	22,673,737	22,819,319	22,303,166	22,676,854
Short-term Borrowings	198,453	154,894	196,095	160,698	188,274
Long-term Borrowings	1,394,361	1,527,904	1,789,103	2,197,656	1,388,770

Total Borrowings	1,592,814	1,682,798	1,985,198	2,358,354	1,577,044
Operating Lease Liability	85,063	77,338	92,885	75,749	84,569
Other Liabilities	199,128	177,113	257,840	235,918	237,449

Total Liabilities	24,466,466	24,610,986	25,155,242	24,973,187	24,575,916

Preferred Equity	0	0	0	0	0
Common Equity	4,697,680	4,498,378	4,771,240	4,516,193	4,648,878

Total Shareholders’ Equity	4,697,680	4,498,378	4,771,240	4,516,193	4,648,878

Total Liabilities & Equity	$29,164,146	$29,109,364	$29,926,482	$29,489,380	$29,224,794

MEMO: Interest-bearing Liabilities	$18,006,966	$16,849,206	$18,655,437	$17,461,842	$18,000,555

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended					Year Ended
Quarterly/Year-to-Date Share Data:	December 2023	December 2022	September 2023	June 2023	March 2023	December 2023	December 2022
Earnings Per Share:
Basic	$0.59	$0.74	$0.71	$0.68	$0.73	$2.72	$2.81
Diluted	$0.59	$0.74	$0.71	$0.68	$0.73	$2.71	$2.80
Common Dividend Declared Per Share	$0.37	$0.36	$0.36	$0.36	$0.36	$1.45	$1.44
High Common Stock Price	$38.74	$44.15	$34.30	$35.61	$42.45	$42.45	$44.15
Low Common Stock Price	$25.35	$35.73	$26.49	$27.68	$33.35	$25.35	$33.11
Average Shares Outstanding (Net of Treasury Stock):
Basic	134,691,360	134,267,532	134,685,041	134,683,010	134,411,166	134,505,058	134,776,241
Diluted	134,984,970	134,799,436	134,887,776	134,849,818	134,840,328	134,753,820	135,117,512
Common Dividends	$50,066	$48,603	$48,706	$48,628	$48,720	$196,120	$194,977
Dividend Payout Ratio	63.06%	48.72%	50.65%	52.59%	49.56%	53.54%	51.36%

EOP Share Data:				December 31 2023	December 31 2022	September 30 2023	June 30 2023
Book Value Per Share				$35.36	$33.52	$34.45	$34.37
Tangible Book Value Per Share (non-GAAP) (1)				$21.27	$19.36	$20.34	$20.25
52-week High Common Stock Price				$42.45	$44.15	$44.15	$44.15
Date				2/3/2023	11/11/22	11/11/22	11/11/22
52-week Low Common Stock Price				$25.35	$33.11	$26.49	$27.68
Date				10/24/23	5/2/22	9/22/23	5/12/23
EOP Shares Outstanding (Net of Treasury Stock):				134,949,063	134,745,122	134,933,015	134,934,858
Memorandum Items:
EOP Employees (full-time equivalent)				2,736	2,856	2,803	2,799
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)				$4,771,240	$4,516,193	$4,648,878	$4,637,043
Less: Total Intangibles				(1,901,394)	(1,907,786)	(1,903,949)	(1,905,228)

Tangible Equity (non-GAAP)				$2,869,846	$2,608,407	$2,744,929	$2,731,815
÷ EOP Shares Outstanding (Net of Treasury Stock)				134,949,063	134,745,122	134,933,015	134,934,858

Tangible Book Value Per Share (non-GAAP)				$21.27	$19.36	$20.34	$20.25

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended December 2023			Three Months Ended December 2022			Three Months Ended September 2023
Selected Average Balances and Yields:	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$819,431	$11,570	5.60%	$736,412	$8,946	4.82%	$852,224	$11,810	5.50%
Investment securities:
Taxable	3,836,498	35,710	3.72%	4,508,813	34,568	3.07%	3,994,073	35,730	3.58%
Tax-exempt	195,471	1,471	3.01%	376,198	2,717	2.89%	211,178	1,482	2.81%

Total securities	4,031,969	37,181	3.69%	4,885,011	37,285	3.05%	4,205,251	37,212	3.54%
Loans and loans held for sale, net of unearned income (2)	21,279,444	321,290	6.00%	20,340,792	262,659	5.13%	20,961,313	308,757	5.85%
Allowance for loan losses	(255,032)			(219,933)			(250,810)

Net loans and loans held for sale	21,024,412		6.07%	20,120,859		5.18%	20,710,503		5.92%

Total earning assets	25,875,812	$370,041	5.68%	25,742,282	$308,890	4.77%	25,767,978	$357,779	5.52%

Other assets	3,288,334			3,367,082			3,307,943

TOTAL ASSETS	$29,164,146			$29,109,364			$29,075,921

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$16,414,152	$122,132	2.95%	$15,166,408	$44,265	1.16%	$15,993,991	$108,793	2.70%
Short-term borrowings	198,453	1,998	3.99%	154,894	874	2.24%	188,945	1,805	3.79%
Long-term borrowings	1,394,361	15,355	4.37%	1,527,904	13,198	3.43%	1,590,763	17,859	4.45%

Total interest-bearing liabilities	18,006,966	139,485	3.07%	16,849,206	58,337	1.37%	17,773,699	128,457	2.87%

Noninterest-bearing deposits	6,175,309			7,507,329			6,337,052
Accrued expenses and other liabilities	284,191			254,451			278,046

TOTAL LIABILITIES	24,466,466			24,610,986			24,388,797
SHAREHOLDERS’ EQUITY	4,697,680			4,498,378			4,687,124

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,164,146			$29,109,364			$29,075,921

NET INTEREST INCOME		$230,556			$250,553			$229,322

INTEREST RATE SPREAD			2.61%			3.40%			2.65%
NET INTEREST MARGIN			3.55%			3.87%			3.54%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Year Ended December 2023			Year Ended December 2022
Selected Average Balances and Yields:	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$900,077	$47,069	5.23%	$1,597,108	$22,950	1.44%
Investment securities:
Taxable	4,125,467	144,420	3.50%	4,532,713	105,780	2.33%
Tax-exempt	294,802	8,411	2.85%	410,037	10,983	2.68%

Total securities	4,420,269	152,831	3.46%	4,942,750	116,763	2.36%
Loans and loans held for sale, net of unearned income (2)	20,909,248	1,205,434	5.77%	19,389,485	866,744	4.47%
Allowance for loan losses	(245,386)			(216,104)

Net loans and loans held for sale	20,663,862		5.83%	19,173,381		4.52%

Total earning assets	25,984,208	$1,405,334	5.41%	25,713,239	$1,006,457	3.91%

Other assets	3,311,450			3,360,609

TOTAL ASSETS	$29,295,658			$29,073,848

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$15,782,761	$391,094	2.48%	$15,466,386	$80,237	0.52%
Short-term borrowings	182,936	6,449	3.53%	140,773	1,785	1.27%
Long-term borrowings	1,923,924	83,853	4.36%	1,014,655	23,537	2.32%

Total interest-bearing liabilities	17,889,621	481,396	2.69%	16,621,814	105,559	0.64%

Noninterest-bearing deposits	6,475,051			7,580,624
Accrued expenses and other liabilities	276,883			269,970

TOTAL LIABILITIES	24,641,555			24,472,408
SHAREHOLDERS’ EQUITY	4,654,103			4,601,440

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,295,658			$29,073,848

NET INTEREST INCOME		$923,938			$900,898

INTEREST RATE SPREAD			2.72%			3.27%
NET INTEREST MARGIN			3.56%			3.50%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended	Year Ended
Selected Financial Ratios:	December 2023	December 2022	September 2023	June 2023	March 2023	December 2023	December 2022
Return on Average Assets	1.08%	1.36%	1.31%	1.26%	1.35%	1.25%	1.31%
Return on Average Shareholders’ Equity	6.70%	8.80%	8.14%	7.96%	8.72%	7.87%	8.25%
Return on Average Tangible Equity (non-GAAP) (1)	11.27%	15.28%	13.71%	13.47%	14.97%	13.33%	14.11%
Efficiency Ratio	57.82%	49.07%	51.59%	51.51%	51.46%	53.09%	52.88%
Price / Earnings Ratio	16.00	x	13.71	x	9.70	x	10.84	x	12.10	x	13.85	x	14.46	x

Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$79,390	$99,765	$96,157	$92,459	$98,307	$366,313	$379,627
(b) Number of Days	92	92	92	91	90	365	365
Average Total Shareholders’ Equity (GAAP)	$4,697,680	$4,498,378	$4,687,124	$4,659,094	$4,570,288	$4,654,103	$4,601,440
Less: Average Total Intangibles	(1,903,458)	(1,908,656)	(1,904,769)	(1,906,053)	(1,907,331)	(1,905,390)	(1,910,377)

(c) Average Tangible Equity (non-GAAP)	$2,794,222	$2,589,722	$2,782,355	$2,753,041	$2,662,957	$2,748,713	$2,691,063
Return on Average Tangible Equity (non-GAAP)\ [(a) / (b)] x 365 / (c)	11.27%	15.28%	13.71%	13.47%	14.97%	13.33%	14.11%

Selected Financial Ratios:	December 31 2023	December 31 2022	September 30 2023	June 30 2023
Loans & Leases, net of unearned income / Deposit Ratio	93.60%	92.18%	93.04%	92.82%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.21%	1.14%	1.21%	1.21%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.42%	1.37%	1.42%	1.43%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.14%	0.12%	0.12%	0.13%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.07%	0.08%	0.09%	0.07%
Non-performing Loans/ Loans & Leases, net of unearned income	0.21%	0.29%	0.20%	0.20%
Non-performing Assets/ Total Assets	0.16%	0.21%	0.16%	0.15%
Primary Capital Ratio	16.79%	16.11%	16.76%	16.45%
Shareholders’ Equity Ratio	15.94%	15.31%	15.91%	15.62%
Price / Book Ratio	1.06	x	1.21	x	0.80	x	0.86	x

Note:

(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended					Year Ended
Mortgage Banking Segment Data:	December 2023	December 2022	September 2023	June 2023	March 2023	December 2023	December 2022
Applications	$564,766	$447,951	$458,818	$588,734	$505,840	$2,118,158	$4,089,086
Loans originated	431,351	399,706	342,131	416,255	312,077	1,501,814	2,913,708
Loans sold	$370,213	$396,735	$367,679	$399,632	$301,476	$1,439,000	$3,203,749
Purchase money % of loans closed	87%	85%	94%	94%	92%	92%	81%
Realized gain on sales and fees as a % of loans sold	2.11%	1.82%	2.29%	2.27%	2.17%	2.22%	2.40%
Net interest income	$2,635	$2,654	$2,558	$2,155	$2,122	$9,470	$10,599
Other income	7,680	10,693	10,871	19,946	10,861	49,358	69,307
Other expense	14,287	17,097	14,119	15,706	15,085	59,197	88,983
Income taxes	(1,268)	(810)	(141)	1,270	(424)	(563)	(1,858)
Net (loss) income	$(2,704)	$(2,940)	$(549)	$5,125	$(1,678)	$194	$(7,219)

Period End Mortgage Banking Segment Data:			December 31 2023	December 31 2022	September 30 2023	June 30 2023	March 31 2023
Locked pipeline			$93,368	$68,654	$99,988	$93,417	$92,639
Balance of loans serviced			$1,202,448	$3,381,485	$1,216,805	$1,242,441	$3,280,741
Number of loans serviced			12,419	23,510	12,596	12,843	22,436

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Asset Quality Data:			December 31 2023	December 31 2022	September 30 2023	June 30 2023	March 31 2023
EOP Non-Accrual Loans			$30,919	$23,685	$24,456	$26,545	$29,296
EOP 90-Day Past Due Loans			14,579	15,565	18,283	15,007	13,105
EOP Restructured Loans (1)			n/a	19,388	n/a	n/a	n/a

Total EOP Non-performing Loans			$45,498	$58,638	$42,739	$41,552	$42,401
EOP Other Real Estate Owned			2,615	2,052	3,181	3,756	4,086

Total EOP Non-performing Assets			$48,113	$60,690	$45,920	$45,308	$46,487

	Three Months Ended					Year Ended
Allowance for Loan & Lease Losses:	December 31 2023	December 31 2022	September 30 2023	June 30 2023	March 31 2023	December 31 2023	December 31 2022
Beginning Balance	$254,886	$219,611	$250,721	$240,491	$234,746	$234,746	$216,016
Gross Charge-offs	(3,258)	(2,968)	(2,836)	(2,274)	(2,936)	(11,304)	(9,650)
Recoveries	733	1,734	1,052	1,065	1,791	4,641	9,549

Net (Charge-offs) Recoveries	(2,525)	(1,234)	(1,784)	(1,209)	(1,145)	(6,663)	(101)
Provision for Loan & Lease Losses	6,876	16,369	5,949	11,439	6,890	31,154	18,831

Ending Balance	$259,237	$234,746	$254,886	$250,721	$240,491	$259,237	$234,746
Reserve for lending-related commitments	44,706	46,189	43,766	46,768	48,789	44,706	46,189

Allowance for Credit Losses (2)	$303,943	$280,935	$298,652	$297,489	$289,280	$303,943	$280,935

Notes:

(1)

On January 1, 2023, United adopted ASU 2022-02, “Troubled Debt Restructurings and Vintage Disclosures” which eliminated the accounting guidance on troubled debt restructurings and enhanced creditors’ disclosure requirements related to loan refinancings and restructurings for borrowers experiencing financial difficulty. After the adoption of ASU 2022-02, United no longer considers accruing restructured loans that are fewer than 90 days past due as non-performing loans or non-performing assets. December 31, 2022 non-performing loans and non-performing assets included $9,127 of troubled debt restructurings that were on accruing status and fewer than 90 days past due but classified as non-performing loans and non-performing assets. Restructured loans that are on non-accrual or 90-day past due are included in the respective non-performing loan and non-performing asset categories for periods subsequent to adoption.

Restructured loans with an aggregate balance of $7,186 at December 31, 2022 were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above. Restructured loans with an aggregate balance of $3,075 at December 31, 2022 were 90 days past due, but not included in “EOP 90-Day Past Due Loans” above.

(2)	Includes allowances for loan losses and lending-related commitments.